Exhibit 99.1


SOURCE World Airways, Inc.


CONTACT: Jim Douglas, Chief Financial Officer of World Airways,
703-834-9208

INVESTOR CONTACT: Doug Poretz of The Poretz Group, Investor
Relations, 703-506-1778, ext. 222, for World Airways


World Airways Says Second Quarter Earnings
Will Be Lower Than Anticipated


Washington Dulles International Airport - July 23, 1998 World Airways, Inc. (Nasdaq: WLDA) announced today that it expects to report a loss of between $0.35 to $0.45 per share for the second quarter ended June 30, 1998. The company had reported a loss of $0.40 per share for the first quarter of 1998, and analysts were expecting that the company's second quarter loss would not be as large.


Chairman and CEO Russell Ray said that the disappointment was largely due to lower than expected flying as a result of the following:


The Company had entered into a contract with a Florida-based cargo company that called for the customer to lease from World Airways a DC-10 for a three month period beginning March 1998, followed by the long term lease of an MD- 11. "Unfortunately, our customer's business was significantly below their expectations, and they could not justify the use of the MD-11. We worked with them to retain the DC-10, although sufficient business was still not available. That aircraft was used at low levels during June and remains at low utilization," Ray said.


In May, 1998, the company announced that it had entered into a wet lease agreement with Viacao Aerea Sao Paulo (VASP), Brazil's second largest carrier. Under the agreement, World Airways would provide to VASP an MD-11 aircraft configured for passengers for a six-month term beginning mid-June 1998, with VASP having the option to extend the agreement for additional six-month periods and to add a second aircraft. Ray said that "VASP has been unable thus far to obtain Brazilian government approval of the wet lease although a similar arrangement between the two companies had been previously approved. The aircraft has been used in ad hoc service for other customers during this period but at a lesser level of flying than was planned under the VASP contract."


Ray also said that "we had planned for substantial down time for eight aircraft that had been used for Hadj flying while we transitioned them for use by other customers. The good news is that three of those customers (El AL Airlines, Aer Lingus, and Monarch) are new for us and represent opportunities for long term relationships , and each represent geographical diversity to contrast with our traditional Asian business. The down side is that each carrier required special preparation of the aircraft including painting the planes in the customers' livery. While this preparation time is normal, it is extremely rare that we would lose so much contract time at once." Ray added that all three customers had commented that World Airways' service has been exceptional and one customer has already extended the term of the agreement as a result of that quality of service.


Ray also said that World Airways has continued to receive calls from investors regarding the financial health of the Company. "Questions regarding the events of default of WorldCorp (NYSE:
WOA), which owns 80% of the entity that owns 50.18% of our common shares, has created that confusion. We ended the quarter with $9 million in cash as well as an unused line of credit of $25 million. We therefore believe that the concern for our economic stability is unwarranted."


World Airways provides worldwide passenger and cargo air transportation under contracts with major airlines, the U.S. Air Force and tour operators. Operating a fleet of MD-11 and DC-10 aircraft, World is owned 51% by WorldCorp (NYSE: WOA), 17% by MHS Berhad (KLSE: MHS), a Malaysian strategic investor, and 32% by public investors.


"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competitive services, services demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the SEC (which reports are available for the Company upon request). These various risks and uncertainties may cause the Company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.